Exhibit 99.1

NEWS RELEASE

American Receives $26.4 Million From Sale
Of Non-Core Undeveloped Acreage

DENVER, October 28, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) announced today that closing has occurred on the sale of non-core acreage within its Douglas Project. American has received $26,365,402 in sales proceeds.

In August of this year, American announced it entered into a definitive agreement with a major independent natural gas producer to sell approximately 36,000 net acres in its 128,000 gross (70,000 net) acre Douglas project area. Of the 36,000 net acres, 33,000 net acres are located in the West Douglas and Douglas project areas and 3,000 acres are located on the far western edge of the Fetter project area. Included in the sale is American’s carried interest in the State Deep 7-16 well at West Douglas.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184